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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                        (Amendment No. ______________)(1)

                           insci-statements.com, Corp.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    45765T106
                                 (CUSIP Number)

                                December 17, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)


--------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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     CUSIP NO. 45765T106                                  13G                                   PAGE 2 OF 6 PAGES
-------------------------------                                                           ------------------------------
=========== ========================================================================================================
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
1                     The Tail Wind Fund, Ltd.
----------- --------------------------------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
2                                                                                                    (b) [ ]
----------- --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4                     British Virgin Islands
----------- --------------------------------------------------------------------------------------------------------

NUMBER OF SHARES                           5        SOLE VOTING POWER                          1,083,612
                                         ---------- ----------------------------------------------------------------
BENEFICIALLY

OWNED BY EACH                              6        SHARED VOTING POWER                           0
                                         ---------- ----------------------------------------------------------------
REPORTING                                  7        SOLE DISPOSITIVE POWER                     1,083,612
                                         ---------- ----------------------------------------------------------------
PERSON WITH                                8        SHARED DISPOSITIVE POWER                      0
----------- --------------------------------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                   1,083,612
----------- --------------------------------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10          SHARES*                                         [ ]
----------- --------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11                   8.9%
----------- --------------------------------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
12                   OO
=========== ========================================================================================================
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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     CUSIP NO. 45765T106                                  13G                                   PAGE 3 OF 6 PAGES
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

ITEM 1(a).        NAME OF ISSUER:

                  insci-statements.com, Corp.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Two Westborough Business Park
                  Westborough, MA 01581

ITEM 2(a).        NAME OF PERSON FILING:

                  The Tail Wind Fund, Ltd.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Windermere House
                  404 East Bay Street
                  P.O. Box SS-5539
                  Nassau, Bahamas

ITEM 2(c).        CITIZENSHIP:

                  British Virgin Islands

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  This statement relates to the shares of common stock, par value $0.01 per share (the "Common
                  Stock"), of insci-statements.com, Corp., a Delaware corporation (the "Company").

ITEM 2(e).        CUSIP NUMBER:

                  45765T106

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON
                  FILING IS A:

                           (a)      [ ]     Broker or dealer registered under Section 15 of the Exchange Act.

                           (b)      [ ]     Bank as defined in Section 3(a)(6) of the Exchange Act.
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     CUSIP NO. 45765T106                                  13G                                   PAGE 4 OF 6 PAGES
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

                           (c)      [ ]     Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                           (d)      [ ]     Investment company registered under Section 8 of the Investment
                           Company Act.

                           (e)      [ ]     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                           (f)      [ ]     An employee benefit plan or endowment fund in accordance with Rule
                           13d-1(b)(1)(ii)(F);

                           (g)      [ ]     A parent holding company or control person in accordance with Rule
                           13d-1(b)(1)(ii)(G);

                           (h)      [ ]     A savings association as defined in Section 3(b) of the Federal
                           Deposit Insurance Act;

                           (i)      [ ]     A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                           (j)      [ ]     Group, in accordance with  Rule 13d-1(b)(1)(ii)(J).

                           If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:

                  1,083,612 shares, which includes up to 280,936 shares that may be acquired upon exercise of certain warrants.

         (b)      Percent of class:

                  8.9%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  1,083,612

                  (ii)     Shared power to vote or to direct the vote:  0
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     CUSIP NO. 45765T106                                  13G                                   PAGE 5 OF 6 PAGES
-------------------------------                                                           ------------------------------
                  (iii)    Sole power to dispose or to direct the disposition of:  1,083,612

                  (iv)     Shared power to dispose or to direct the disposition of:  0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  None.

ITEM 10.          CERTIFICATION.

                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."
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-------------------------------                  ------------------------------
     CUSIP NO. 45765T106             13G               PAGE 6 OF 6 PAGES
-------------------------------                  ------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      March 2, 2000
                      -------------


                      The Tail Wind Fund, Ltd.
                      ------------------------

                      By:      Brighton Holdings Limited, as Sole Director
                      ----------------------------------------------------

                      By:         /s/ Michael Darville
                               ----------------------------
                               Name:    Michael Darville
                               Title:   Vice President, Treasurer, and Director

                      By:         /s/ Steven Carey
                               ----------------------------
                               Name:    Steven Carey
                               Title:   President and Director